Exhibit 10.2

December 9, 2004

Board of Directors
Gemstar TV Guide International, Inc.
6922 Hollywood Blvd, 12th Floor
Los Angeles, CA 90028

Dear Sirs:

As we discussed, I am submitting my resignation as a director and as Chief Executive Officer of Gemstar-TV Guide International (“Gemstar”) effective immediately. My resignation is contingent upon and is offered as part of our agreement, as summarized herein, and subject to the approval by the Company’s Compensation Committee of the terms set forth herein.

We have agreed that, effective upon the Board’s acceptance of my resignation, the terms of the employment agreement between Gemstar and me dated as of October 8, 2002 (the “Contract”) governing salary, annual bonus, stock options (including but not limited to vesting, exercise and other option plan elements), medical and other benefits and severance, if any, will remain in effect as if I were a full-time employee until the conclusion of the Contract on April 29, 2005. We also have agreed, however, that I will no longer be required to perform my duties as required by paragraphs 1.1 and 1.2 of the Contract and that paragraph 4.5 will no longer apply, provided, however, that I will remain available for Company-related matters on a full-time basis until January 8, 2005, and from that date through the end of the Contract that I will make myself reasonably available, as convenient and at mutually agreeable times, to consult with the Company until expiration of the Contract. I further agree that I will not sign an employment agreement with another entity, or make an announcement of any intentions to do so, until after January 8, 2005. We have also agreed that I may sign an employment agreement with another entity, or announce my intention to do so at any time after January 8, 2005, without affecting my position or obligations as an employee, and provided that I do not commence employment with any other such entity until after the Contract has expired on April 29, 2005. It is expressly understood and agreed that I shall remain an employee of Gemstar for all purposes through the expiration of the Contract and except as set forth above, all other provisions of the Contract remain in effect.

In the event that my resignation is accepted by the Board, this letter shall serve as a binding and enforceable amendment to the Contract.

Sincerely,

/s/ Jeff Shell
Jeff Shell

Acknowledged and agreed on behalf of Gemstar-TV Guide International, Inc. by:

/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President,
Secretary & General Counsel